EXHIBIT 10.3

CONFIDENTIALITY AND INVENTIONS AGREEMENT

This Confidentiality and Inventions Agreement (this “Agreement”), by and between Array BioPharma Inc., a Delaware corporation (the “Company”), and Ron Squarer, an individual (“Employee”), is executed to be effective as of the “Effective Date” set forth in Section 3(j) below.

As a condition to, and in consideration of Employee’s employment or continued employment (as the case may be) with the Company, and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Protection of Trade Secrets and Confidential Information.

(a)           Definition of “Confidential Information.”  As used in this Agreement, the term “Confidential Information” shall include all information concerning or arising from the Company’s business, including, without limitation, trade secrets used or developed by the Company in connection with its business; information concerning the manner and details of the Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed or written material generated or used in connection with the Company’s business; the Company’s business plans and strategies; the identities of the Company’s customers and the specific individual customer representatives with whom  the Company works and details of the Company’s relationship with such customers and customer representatives; the identities of other persons or companies utilized in the Company’s business and details of the Company’s relationship with such persons or companies; the nature of fees and charges made to the Company’s customers; nonpublic forms, contracts and other documents used in the Company’s business; the nature and content of computer software used in the Company’s business, whether proprietary to the Company or used by the Company under license from a third party; and/or other information concerning know-how, research, inventions, copyrights, trademarks, patent applications, patents, processes, designs, technical specifications, methods, concepts, prospects, customers, employees, contractors, earnings, products, services, formulas, compositions, machines, equipment, systems, and/or prospective and executed contracts and other business arrangements.  As used in this Agreement, “Company” includes any direct or indirect subsidiary or affiliate of the Company.

Confidential Information under this agreement shall not include information which (i) Employee can demonstrate was in Employee’s possession prior to employment with the Company (unless such information is assigned to, or otherwise becomes the property of, the Company or (ii) is now in the public domain, or hereafter enters the public domain through no violation by Employee of the obligations hereunder or any other obligation of confidentiality, or (iii) is lawfully obtained from a source (other than the Company, its affiliates or representatives) in accordance with the terms and conditions, if any, imposed upon Employee by such source respecting the use and disclosure thereof; provided, however, that such source was not at the time bound by a confidentiality agreement with the Company or any of its affiliates or representatives.  Confidential Information shall also not include generic information, knowledge or skill which Employee reasonably would have learned or acquired in the course of similar employment or work elsewhere in the trade.

(b)           Restrictions on Employee’s Use of Confidential Information.  Except in connection with and in furtherance of Employee’s official duties with and on behalf of  the Company, Employee shall not at any time or in any manner use, copy, disclose, divulge, transmit, convey, transfer or otherwise communicate any Confidential Information to any person or entity, either directly or indirectly, without the Company’s prior written consent.

(c)           Acknowledgment.   Employee acknowledges that during the term of this Agreement, Employee will have access to Confidential Information, all of which shall be made accessible to Employee only in strict confidence; that unauthorized disclosure of Confidential Information will damage the Company’s business; that Confidential Information would be susceptible to immediate competitive application by a competitor of the Company; that the Company’s business is substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is unique and proprietary to the Company and known only to Employee, the Company and certain key employees and contractors of the Company; and that title, ownership, possession and control of Confidential Information shall at all times remain vested in the Company.  Consequently, Employee acknowledges that the restrictions contained in this Section 1 are reasonable and necessary for the protection of the Company’s business.

(d)           Documents and Other Records Containing Confidential Information.  All documents or other records containing or alluding to Confidential Information that are prepared by or provided to Employee during the term of this Agreement or that come into Employee’s possession in connection with Employee’s performance of services for the Company are and shall remain the Company’s property.  Employee shall not copy or use any such documents or Confidential Information for any purpose not relating directly to Employee’s performance of services for the Company, nor shall Employee market or in any way provide or make available to any party other than the Company any of the Confidential Information, except pursuant to prior written authorization from the Company.  Upon the termination of this Agreement for any reason and regardless of the circumstances of such termination or the existence of any dispute between Employee and the Company following or concerning the termination of Employee’s employment, or upon the request of the Company, its successors or assigns, Employee shall immediately deliver to the Company or its designee (and will not keep in Employee’s possession or deliver to anyone else, including any copies) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns.  Notwithstanding any other provision of this Agreement, this Agreement shall not bar Employee from complying with any subpoena or court order, provided that prior to doing so Employee shall give the Company written notice, at the Company’s principal place of business, of Employee’s receipt of any such subpoena or court order as far as possible in advance of the appearance time set forth in the subpoena or court order.

(e)           Third-Parties’ Confidential Information.  Employee acknowledges that the Company has received and in the future will receive from third parties confidential or proprietary information, and that the Company must maintain the confidentiality of such information and use it only for proper purposes.  Employee shall not use or disclose any such information except as permitted by the Company or the third party to whom the information belongs.

(f)            Other Agreements.  Employee represents to the Company that, except as identified on Schedule A hereto, Employee is not bound by any agreement or any other previous or existing business relationship which conflicts with or prevents the full performance of any of Employee’s obligations to the Company.  During Employee’s employment with the Company, Employee agrees not to improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or any other person or entity with whom Employee has an agreement or to whom Employee owes a duty to keep such information in confidence.  Any such persons or entities with whom Employee has such agreements or to whom Employee owes such a duty are identified on Schedule A.

2.             Inventions.

(a)           Disclosure.  Employee agrees to disclose promptly to the Company the full details of any and all ideas, processes, trademarks and service marks, technical data, know-how, works, inventions, discoveries, marketing and business ideas, and improvements or enhancements to any of the foregoing, including all information necessary to enable the Company to reproduce any of the foregoing, (collectively, “Inventions”), that Employee conceives, develops or creates alone or with the aid of others during the term of Employee’s employment with the Company (whether or not conceived, developed or created during regular working hours) that: (i) relate to the Company’s business; (ii) result from any work performed by Employee for the Company; (iii) involve the use of the Company’s equipment, supplies, facilities, or trade secret information; (iv) result from or are suggested by any work done at the Company’s request or by any Company employee other than Employee, or relate to any problems specifically assigned to Employee; or (v) result from Employee’s access to any of the Company’s memoranda, notes, records, drawings, sketches, models, maps, customer lists, research results, data, formula, specifications, inventions, processes, equipment, or the like.

Inventions under this Agreement shall not include any invention that i) was developed on Employee’s own time; ii) was developed without the use of the Company’s equipment, supplies, facilities, or Confidential Information; and iii) does not relate to the business of the Company.

(b)           Assignment.  Employee shall assign and hereby assigns to the Company, without further consideration, Employee’s entire right to any Invention which shall be the sole and exclusive property of the Company whether or not patentable.  Employee acknowledges also that all Inventions which are made by Employee (solely or jointly with others), within the scope of Employee’s employment, and which are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S. C. § 101).  To the extent that any such Inventions, by operation of law, cannot be “works made for hire,” Employee hereby assigns to the Company all right, title, and interest in and to such Inventions and to any related copyrights.

3.             General Provisions.

(a)           Additional Instruments.  Employee shall execute, acknowledge and deliver any additional instruments or documents that the Company deems necessary to carry out the intentions of this Agreement, including such instruments as may be required by the laws of any jurisdiction, now in effect or hereinafter enacted, that may affect the Company’s property rights relating to the rights and obligations created by this Agreement.  Employee further agrees, as to all the Inventions, to assist the Company in every way (at the Company’s expense) to obtain and, from time to time, enforce patents on the Inventions in any and all countries.  To that end, by way of illustration but not limitation, Employee will testify in any suit or other proceeding involving any of the Inventions, execute all documents which the Company reasonably determines to be necessary or convenient for use in applying for and obtaining patents thereon and enforcing same, and execute all necessary assignments thereof to the Company or persons designated by it.  Employee’s obligation to assist the Company in obtaining and enforcing patents for the Inventions in any and all countries shall continue beyond the termination of Employee’s employment, but the Company shall compensate Employee at a reasonable rate after such termination for time actually spent by Employee at the Company’s request on such assistance.  In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to any Invention, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or similar protections thereon with the same legal force and effect as if executed by Employee.

(b)           Remedies.  Employee acknowledges that upon a breach of this Agreement the Company will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate the Company.  Employee therefore agrees that upon such breach or threat of imminent breach of this Agreement, the Company shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring Employee from violating any provision of this Agreement.  At the Company’s option, any action to enforce this Agreement shall be brought in or transferred to the state or federal court situated in Boulder, Colorado. Nothing in this Agreement shall be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the law, including the right to seek damages from Employee for a breach of any provision of this Agreement.

(c)           Non-Solicitation of Employees.      Employee agrees that during the term of employment and for a period of two years after the termination or cessation of employment for any reason, Employee shall not directly or indirectly recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee of the Company to discontinue his or her employment relationship with the Company.

(d)           Not an Employment Contract.  Employee agrees and understands that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with Employee’s right or the Company’s right to terminate Employee’s employment at any time, with or without cause.

(e)           Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Colorado.  Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in Colorado for any lawsuit filed there against Employee by the Company arising from or relating to this Agreement.

(f)            Entire Agreement.  This Agreement sets forth the final, complete and exclusive agreement and understanding between the Company and Employee relating to the subject matter hereof.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.  No subsequent change or changes in Employee’s duties, salary or compensation will affect the validity or scope of this Agreement.

(g)           Severability.  If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

(h)           Survival.  The provisions of this Agreement shall survive the termination of Employee’s employment for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(i)            Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.

(j)            Effective Date.  This Agreement is effective as of the first day of Employee’s employment with the Company.  Employee understands that this Agreement affects Employee’s rights to works and inventions Employee develops during Employee’s employment with the Company and restricts Employee’s ability to disclose or use Confidential Information.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this agreement to be effective as of the Effective Date.

COMPANY:

ARRAY BIOPHARMA, INC., a Delaware corporation

By:	/s/ Kyle Lefkoff
Name:	Kyle Lefkoff
Title:	Chairman, Board of Directors

I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND I UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS.  I UNDERSTAND THAT THIS AGREEMENT MAY AFFECT MY RIGHT TO ACCEPT EMPLOYMENT WITH OTHER COMPANIES SUBSEQUENT TO MY EMPLOYMENT WITH THE COMPANY.

EMPLOYEE:

By:	/s/ Ron Squarer
Ron Squarer